Management's Discussion and Analysis of Operations and Financial Condition

This Management's Discussion and Analysis of Operations and Financial Condition (“MD&A”) of i-80 Gold Corp. (“i-80 Gold” or the “Company”) should be read in conjunction with the Company’s unaudited condensed consolidated interim financial statements (the “Financial Statements”) for the three and nine months ended September 30, 2024, and the notes thereto. The Company's Financial Statements have been prepared in accordance with accounting principles generally accepted in the Unites States of America ("US GAAP") as issued by the Financial Accounting Standards Board (“FASB”) as applicable to interim financial statements. Unless otherwise stated, all amounts discussed herein are denominated in U.S. dollars (C$ represents Canadian dollars). Additionally, this MD&A should be read in conjunction with Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations and the Consolidated Financial Statements included in the Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (“SEC”) on March 31, 2025. Readers are encouraged to read the Company’s public information filings on i-80 Gold’s web-site at www.i80gold.com, on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov/edgar.

This discussion provides management's analysis of the Company’s historical operating and financial results and provides estimates of future operating and financial performance based on information currently available. Actual results may vary from estimates and the variances may be significant. Readers should be aware that historical results are not necessarily indicative of future performance. Cautionary statements regarding mineral reserves and mineral resources, and forward-looking information can be found in the Sections titled “Technical Information” and “Cautionary Statements on Forward-Looking Statements” in this MD&A.

The Company has included certain non-GAAP financial performance measures, which the Company believes, that together with measures determined in accordance with US GAAP, provide investors with an improved ability to evaluate the underlying performance of the Company. Non-GAAP financial performance measures do not have any standardized meaning prescribed under US GAAP, and therefore they may not be comparable to similar non-GAAP financial performance measures employed by other companies. The data is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with US GAAP. Descriptions and reconciliations associated with the non-GAAP financial performance measures can be found in the section titled “Non-GAAP Financial Performance Measures” in this MD&A.

Transition to US Generally Accepted Accounting Principles

Historically, the Company has prepared its Financial Statements under IFRS Accounting Standards for reporting as permitted by security regulators in Canada, as well as in the United States under the status of a foreign private issuer as defined by the United States Securities and Exchange Commission (the “SEC”). On June 28, 2024, the Company determined that it no longer qualifies as a foreign private issuer under the SEC rules. As a result, beginning January 1, 2025 the Company is required to report with the SEC on domestic forms and comply with domestic company rules. Consequently, the Company will be required to prepare its financial statements using United States Generally Accepted Accounting Principles (“US GAAP”), presented in U.S. dollars, effective beginning with the Company’s 2024 annual consolidated financial statements and for all subsequent reporting periods. The transition to US GAAP will be made retrospectively.

Transition from Foreign Private Issuer Status

As noted above, the Company will begin reporting with the SEC on U.S. domestic forms, using US GAAP, and including the required mining disclosures per the SEC Modernization Rules. The transition from foreign private issuer status is expected to result in an increase in general and administrative costs due to the conversion from IFRS Accounting Standards to US GAAP presentations as well as additional compliance costs relating to mining disclosure requirements under the SEC Modernization Rules

OVERVIEW

Company Overview
i-80 Gold Corp. is a Nevada-focused growth-oriented gold and silver producer engaged in the exploration, development, and production of gold, silver and polymetallic deposits. The Company's principal assets (all wholly-owned) include the Granite Creek property, Ruby Hill property, Lone Tree property, McCoy-Cove project and FAD property.
The Company was incorporated on November 10, 2020, in the province of British Columbia, Canada. The Company’s common shares are listed on the Toronto Stock Exchange (“TSX”) under the symbol IAU and the New York Stock Exchange (“NYSE”) under the symbol IAUX. The Company’s head office is located in Reno, Nevada.

Operational and Financial Overview

Third Quarter 2024

•Third quarter loss per share was $0.11 per share, a decrease from $0.02 loss per share in the comparative prior year period.
•Third quarter cash used in operating activities was $23.5 million, an increase in cash used from the prior year period due to lower mine operating income partially offset by lower exploration, evaluation and pre-development expense.

•September 30, 2024, cash balance is $21.8 million, a decrease of $25.6 million from the end of the second quarter due to cash used in operations and cash used for capital expenditures.
•During the third quarter the Company began an at-the-market equity program (“ATM program”) to raise equity. In total 11.5 million shares were issued for gross proceeds of $13.1 million.
•Third quarter revenue totaled $11.5 million compared to $13.2 million in the comparative prior year period due to lower volumes sold partially offset by higher gold price.
•Third quarter gold sales totaled 3,063 ounces at an average realized gold price1 of $2,422 per ounce, resulting in revenue of $7.4 million, compared to gold sales of 4,585 ounces at an average realized gold price1 of $1,895 per ounce, resulting in revenue of $8.7 million in the third quarter of 2023
•Third quarter mineralized material sales totaled 14,696 tons for revenue of $4.1 million, compared to mineralized material sales totaling 16,059 tons for revenue of $4.5 million in the comparative prior year period.
•Cost of sales increased by $3.7 million over the prior year quarter primarily due to an inventory impairment recognized.
•The Company published its second annual sustainability report which can be found on the Company’s website.
•The Company adopted a new development plan to ramp up, permit and construct five gold mines over the balance of the decade to create a mid-tier gold producer, capable of producing approximately 400,000 to 500,000 ounces of gold annually.
•The Company is working to reschedule current debt obligations and to provide the additional capital required to execute the new development plan.
•Management changes were also made to strengthen the management team to execute on the new development plan.

Year to Date (“YTD”) 2024

•YTD loss per share was $0.30 per share, a decrease from $0.20 loss per share in the comparative prior year period.
•YTD cash used in operating cash flows was $73.3 million, the increase in cash used in was primarily due to lower production from the Company’s mines, partially offset by higher average realized gold prices.
•YTD revenue totaled $27.1 million compared to $29.1 million in the comparative prior year period.
•YTD gold sales totaled 7,186 ounces at an average realized gold price1 of $2,290 per ounce, resulting in revenue of $16.5 million, compared to gold sales of 11,262 ounces at an average realized gold price1 of $1,924 per ounce, resulting in revenue of $21.7 million in the comparative prior year period of 2023.
•YTD mineralized material sales totaled 29,041 tons for revenue of $10.6 million, compared to mineralized material sales totaled 22,710 tons for revenue of $7.3 million in the comparative prior year period.
•Approximately 80,000 feet (core and RC) drilled with multiple positive results to expand mineralization further at the Ruby Hill mine, the Granite Creek mine and the McCoy-Cove project.

Strategic Overview

The Company underwent a leadership change during the third quarter, which prompted a review of the strategic direction of the Company. As a result, the Company adopted a new development plan which presents Management’s view of the most effective strategy to generate free cash flow while progressing earlier stage projects to provide a pipeline of growth in the medium and long-term. Management is now focused on permitting and development of five gold deposits through the balance of the decade. Consistent with the focus of i-80 Gold since inception, this plan includes the development of the three underground mines, but also includes accelerating permitting and development of the two large oxide open pit deposits, Granite Creek and Mineral Point. Collectively, these five assets have the potential to create a mid-tier gold producer. The Company has initiated a recapitalization plan of its balance sheet to support the new development plan.

The Lone Tree Autoclave remains the centralized refractory ore processing facility in the new development plan and Management intends to continue its work towards completion of the refurbishment feasibility study next year. Following completion of the study, a series of trade-off scenarios will be considered comparing full autoclave refurbishment or alternate toll milling and ore purchase agreements options that could potentially be available.

Further, Management believes that a base metal focused joint venture at the Ruby Hill project does not fit the new development plan, see “Ruby Hill Base Metal JV” section below for more information. Overall, given the Company’s balance sheet constraints and additional capital required for the new development plan all higher risk projects with low certainty of economic viability have been deferred until the balance sheet is in a stronger position and the Board approves allocating risk capital to these projects.

The Lone Tree open pit project has a variety of financial, technical, environmental and social issues to be worked through. It is expected that the project will likely remain deferred for another decade. Management believes new technologies and other solutions may become available in the future to allow the Company to unlock the value of this large open pit project.

Recapitalization Plan

The Company envisages a two-step recapitalization process which will include demonstrating a viable path to generating free cash flow, and rescheduling and/or refinancing the existing debt obligations. Phase one of this plan will include finding a solution for short-term commitments including deferral of the upcoming gold and silver deliveries scheduled for late December and early January. Phase two of the recapitalization plan involves working with our current partners as well as seeking new debt providers to restructure our existing debt and provide sufficient capital to execute on the Company’s new development plan with repayment terms that align with the Company’s ability to service that debt. Management has initiated work on this, including discussions with existing and potential new partners, and aims to complete this process in the first quarter of 2025.

1This is a Non-GAAP Measure; please see “Non-GAAP Measures” section.

Ruby Hill Base Metal Joint Venture

In November 2023, i-80 Gold entered into a non-binding Letter of Intent with a third party (see press release dated November 7, 2023), to consider a joint venture agreement for Ruby Hill with a focus on base metal exploration and development. In addition to deposits with base metal potential (Blackjack, Hilltop and FAD), the joint venture discussion included all gold and silver deposits within the Ruby Hill property, including Mineral Point.

Upon careful assessment of the joint venture terms and economics, considering the potential value of the existing gold resources in a rising gold price environment and taking into account the limited understanding of the base metal potential, i-80 Gold’s Board and Management have elected to no longer proceed with joint venture discussions. It is noteworthy that the period of exclusivity with the counterparty has expired.

i-80 Gold is electing to prioritize more advanced staged gold and silver projects with established resources and technical studies. As such exploration and development work on base metal targets have been deferred to focus on projects with the fastest timeline to cash flow generation.

Organizational Changes

Since i-80 Gold’s inception, the Company’s focus has been on asset acquisition and exploration. As the company evolves into a developer and producer the organizational structure and skill set of its employees needs to evolve to meet the new development plan in order to become a mid-tier gold producer of approximately 400,000 to 500,000 ounces of gold per year by the early 2030’s.

The three most significant changes facing i-80 Gold are i) increased emphasis on technical skills to ramp up, permit and construct five projects through the balance of the decade; ii) the requirement to restructure and re-capitalize the balance sheet in a manner that aligns to the new development plan; and iii) the additional legal and reporting requirements of becoming a US domestic issuer.

In order to meet i-80 Gold’s growing and changing demands, the Company has promoted four senior technical personnel and hired three new senior positions. Management believes these organizational changes, including the promotions and new hires, add the necessary experience and bench strength to further de-risk the execution of the development plan. The cost of these changes is expected to be offset by lower third-party consultant costs.

On the operations front, the promotion of four senior technical personnel is a reflection of the importance of these four individuals in reducing our execution risk as we ramp up our activities to permit and construct five mines through the balance of the decade.

On the legal front, the hiring of David Savarie as our new Senior VP General Counsel will bring in-house industry specific legal expertise that will improve our approach to and compliance with our governance and contractual commitments while also lowering our third-party legal costs. Further, this addition will immediately reduce the burden on existing management to manage the legal process in an increasingly complex environment while adding additional strength as we execute on our new development plan.

On the finance front, the Company has added two new senior financial roles, Katerina Deluca as VP of Treasury in charge of treasury and financing and Curtis Turner as VP of Strategic Planning. Mr. Turner is transitioning from VP Finance to this new role. These new positions are required to meet the increased workload associated with the balance sheet restructuring and debt reporting as well as enabling the new development plan to be executed. The VP Finance function will be managed by an incoming hire, Cindy Tseo.

The final new officer joining the team is Leily Omoumi, our new VP Corporate Development and Strategy who will also be in charge of investor relations. This position replaces the outgoing Executive Vice President, Business Development, Matt Gollat who was instrumental in the formation of i-80 Gold since its inception in 2021. Mr. Gollat has agreed to remain as an advisor in the transition to focus on the new development plan. The Company would like to thank Mr. Gollat for his contribution to the Company. The new VP Corporate Development will execute the new vision of the organization playing a key role in developing and maintaining the Company life-of-mine model as well as understanding the value of i-80 Gold and conveying that message to the market. Joining Ms. Omoumi is Jim Mackay, Director of Corporate Development and Investor Relations.

Financing Overview

Third Quarter 2024

•On August 12, 2024, the Company implemented an ATM to sell through the TSX and the NYSE common shares up to an aggregate offering price of up to $50 million. For the three ended September 30, 2024, proceeds of $13.1 million were received from the issuance of 11.5 million shares sold. The Company will continue to use the ATM Program as a tool to maintain an appropriate level of liquidity as it executes on the recapitalization plan as discussed in the Recapitalization Plan section. As at

November 12, 2024, the Company has issued 17.7 million common shares under the ATM Program for total gross proceeds of $20.1 million.
•On October 31, 2024, The Company issued 2.1 million common shares in connection with Sprott's conversion of $3.6 million in principal and $0.9 million in interest under the Sprott Convertible Loan.

Year to Date

Contingent Payments

•In the first quarter of 2024, the Company paid Waterton as part of the contingent value rights payment (production milestone) 2.7 million common shares of the Company valued at $3.6 million. In the second quarter of 2024, the Company paid Waterton $1.4 million in cash in full satisfaction of the $5.0 million contingent value rights payment (price condition). The $5.0 million payment was recorded in property, plant and equipment on the consolidated statements of financial position.

Equity Offerings

•On February 20, 2024, the Company completed a non-brokered private placement of common shares. An aggregate of 13.1 million shares were issued by the Company at a price of C$1.80 per common share for aggregate gross proceeds of $17.4 million (C$23.5 million).
•On May 1, 2024, the Company completed a bought deal public offering of 69.7 million units at a price of C$1.65 per unit for gross proceeds of $83.5M (C$115.0 million). Each Unit consists of one common share of the Company and one half of one common share purchase warrant.
•On June 24, 2024, the Company obtained a receipt for a final short form base shelf prospectus on June 24, 2024 (the "Canadian Shelf Prospectus"). The Canadian Shelf Prospectus was filed with the securities regulators in each province and territory of Canada, and a corresponding U.S. base prospectus contained in its registration statement on Form F-10 (the "U.S. Base Prospectus") was filed with the SEC.

Gold Prepay Agreement Amendments

•On March 28, 2024, the Company entered into an amending agreement in relation to the gold prepay agreement (“Gold Prepay Agreement”) with Orion Mine Finance (“Orion”) pursuant to which the March 31, 2024, quarterly delivery of 3,223 troy ounces of gold was extended from March 31, 2024, to April 15, 2024 (the "First Amending Agreement").
•On April 24, 2024, the Company entered into a second amending agreement with Orion to amend the terms of the Gold Prepay Agreement (the “Second A&R Gold Prepay Agreement”). In accordance with the terms of the Second A&R Gold Prepay Agreement, Orion agreed to extend the deadline for the outstanding deliveries previously required to be made on or before April 15, 2024 under the Gold Prepay Agreement until May 10, 2024.
•On June 28, 2024, the Company entered into a Side Letter Agreement with Orion in relation to the June 30, 2024, quarterly delivery, whereby the Company agreed to deliver a minimum of 1,000 troy ounces of gold to Orion on or before July 1, 2024, and to deliver the remaining 2,210 ounces to Orion on or before August 31, 2024.
•As of September 30, 2024, the Company had delivered 25,343 troy ounces of gold towards the Gold Prepay Agreement with Orion, leaving 18,390 troy ounces of gold remaining to be delivered under the agreement.

Silver Purchase Agreement Amendments

•On January 12, 2024, the Company entered into an extension agreement in relation to the silver purchase and sale agreement entered into with affiliates of Orion (“Silver Purchase Agreement”) pursuant to which in the event that the amount of silver delivered under the Silver Purchase Agreement is less than the minimum delivery amount, the Company shall make up such difference (the “Shortfall Amount”) by delivering on or before the fifteenth day of the month immediately following such calendar year (the "Delivery Deadline"). The 2023 Shortfall Amount Delivery Deadline was extended from January 15, 2024, to April 15, 2024 (the "Extension Agreement"). In connection with the Extension Agreement, the Company paid an amendment fee of $0.2 million and issued 0.5 million common share warrants exercisable at C$2.72 per share with an exercise period of 48 months or until January 24, 2028.
•On April 24, 2024, the Company entered into an amending agreement with Orion (the “Amended Silver Purchase Agreement”) to amend the terms of its Silver Purchase Agreement. In accordance with the terms of the Amended Silver Purchase Agreement, Orion agreed to extend the deadline for the outstanding deliveries required to be made on or before April 15, 2024, under the Amended Silver Purchase Agreement until May 10, 2024.
•As of September 30, 2024, the Company had delivered 700,000 ounces of silver towards the Silver Purchase Agreement with Orion, leaving 500,000 ounces of silver to be delivered in 2025 and 2026 under the fixed delivery schedule.

DISCUSSION OF OPERATIONAL RESULTS

The Company owns and operates four past producing gold properties in Nevada, one of the largest gold producing regions in the world. The four gold properties are currently at various stages of redevelopment following successful exploration programs at each of the four properties. The Granite Creek underground mine is the first to be redeveloped, it is currently ramping up to full production, while the open pit heap leach deposit, adjacent to the underground mine, is at the study and permitting stage. Ruby Hill is host to what is expected to be the Company’s second underground mine. Permits are expected by the end of 2024 and construction is expected to take approximately 18 months to production. In the meantime, the Company is leaching the historic leach pads, which provide minor amounts of gold production. McCoy-Cove is expected to be the Company’s third underground gold mine. Baseline permitting work is largely in the process of being finalized over the next six months to allow the for the submittal of the permit application, which is expected to take approximately three years for approval, followed by approximately 18 months of construction. At the Company’s Lone Tree property, leaching of the historic leach pads is producing minor amounts of gold. The focus at Lone Tree is a feasibility study to evaluate the refurbishment of the autoclave to process ore from the three underground mines. The feasibility study is expected to be completed in the third quarter of 2025.

Granite Creek mine

Gold was initially discovered at Granite Creek in the mid to late 1930’s and includes the former Pinson mine. Approximately one million ounces have been produced from the property since that time. The Granite Creek mine is comprised of several land parcels which now encompass approximately 4,480 acres, located in the Potosi mining district, 27 miles northeast of Winnemucca, within the southeastern part of Humboldt County, Nevada. The seven-square miles of land contain all areas of past gold production and the area of mineral resources (underground and open pit). Granite Creek underground is anticipated to reach commercial production in 2026 from resource expansions. For Granite Creek open pit an infill drilling program is planned for 2025 to upgrade resources to a feasibility study level while permitting activities are conducted.

		Three months ended September 30,		Nine months ended September 30,
Operational Statistics		2024	2023	2024	2023
Oxide mineralized material mined	tons	18,846	13,294	45,658	29,738
Sulfide mineralized material mined	tons	11,917	9,709	21,153	20,817
Total oxide and sulfide mineralized material mined	tons	30,763	23,003	66,811	50,555
Material mined grade	g/tonne	8.38	8.34	7.74	8.87
Material mined grade	oz/ton	0.24	0.24	0.23	0.26
Low-grade mineralized material mined[1]	tons	22,488	12,800	47,186	30,110
Low-grade mineralized material grade[1]	g/tonne	2.92	3.18	3.00	3.02
Low-grade mineralized material grade[1]	oz/ton	0.09	0.09	0.09	0.09
Waste mined	tons	35,916	24,753	108,404	106,830
Processed mineralized material[2]	tons	38,000	—	43,183	11,084
Oxide mineralized material sold	tons	14,696	16,059	29,041	22,710
Sulfide mineralized material sold	tons	—	—	5,183	—
Total mineralized material sold	tons	14,696	16,059	34,224	22,710
Ounces of gold sold	oz	315	900	315	1,344
Underground mine development (capital development)	ft	807	888	3,071	3,194
Exploration drilling	ft	4,923	16,144	23,413	20,944

Financial Statistics		2024	2023	2024	2023
Mining cost (total mineralized material and waste)	$/ton	134	124	129	103
Processing cost (processed mineralized material)	$/ton	20	N/A	34	151
Site general and administrative (“G&A”) (total mineralized material mined3)	$/ton	33	18	35	26
Royalties	$000s	358	259	1,913	475
Capital expenditure[4]	$000s	340	1,271	1,079	3,015
Pre-development expenditures	$000s	5,075	3,649	14,576	11,218
Exploration expenditures	$000s	1,747	1,754	4,360	2,161
1Low-grade mineralized material extracted as part of the mining process that is below cut-off grade but incrementally economic.
2Processed mineralized material consists of toll treated material and material placed under leach.
3Total mineralized material mined consists of sulfide, oxide, and low-grade mineralized material.
4Capital expenditure based on accrual basis.

Mining rates and gold production for the quarter and nine months of 2024 were lower than planned due to an increase in ground water ingress into underground working areas, which negatively impacted productivity and development advancement rates. To address the higher water rates, the mine is adding additional pumping capacity, deepening an existing de-watering well and reworking the de-watering system to allow for additional flow capacity in the water treatment facility. Management expects that production and costs will continue to be negatively impacted until these measures are completed, which is expected to occur by the end of the third quarter of 2025.

The Company continues to encounter elevated oxide mineralized material. A significant portion of this mineralized material that was lower grade was deemed suitable for processing via heap leach at the Lone Tree heap leach facility. This material is stockpiled and subsequently transported to Lone Tree for leaching. During the quarter, this material was placed on the leach pad but not placed under leach until late in the quarter and recovery of ounces will take place after the quarter end. This is in part responsible for the lack of ounce production even though the mineralized material mined increased significantly period over period. In addition, during the three months ended, no sulfide mineralized material was processed under the toll milling agreement. As of September 30, 2024, all of the remaining sulfide mineralized material under the toll milling agreement has been delivered to NGM and the Company anticipates that the sulfide mineralized material will be processed in the fourth quarter.

Subsequent to the quarter end, on October 14, 2024, the toll milling agreement with NGM expired. The terms of the agreement provide for a good faith renegotiation or extension of the agreement as long as certain conditions are met. The Company is currently engaged with NGM to establish an extension or updated agreement for processing of the i80 refractory material. If the Company is unable to obtain an extension of the Autoclave Toll Milling Agreement in a timely manner (or at all), the Company will be required to seek other arrangements for the processing of refractory material from its Granite Creek mine. For the year 2024, the Company anticipates that approximately 25% of the ounces produced from Granite Creek fall under the Toll Milling Agreement and the Company does not anticipate that percentage will increase materially over the next 12 months.

Capital expenditures for the three and nine months focused mainly on sustaining capital. Furthermore, the water treatment plant contributed to $0.5 million in capital spending for the 9 month period.

Pre-development costs incurred during 2024 was for mine development and dewatering activities.

During the third quarter, Management began a process to update the technical report and has begun the permitting process for the Granite Creek open pit heap leach project. An updated study is expected in 2025. Permitting is expected to take approximately three years and construction a further 18 months. Management is currently considering construction of heap leach pads instead of heap leach and CIL plants as indicated in the last technical report (2021). Further studies are expected to determine the superior economic route.

During the three months ended September 30, 2024, approximately 5,000 feet of directional core drilling was completed. The drilling program was focused on infilling, upgrading and expanding the resources in the South Pacific Zone. As the ground condition contributed to high drilling costs, the Company paused this program and decided to develop an underground exploration drift to complete this drilling program. It is anticipated that the budget program will remain the same, but the timeline to complete will be delayed allowing for the development of the drift which was commenced in the fourth quarter of 2024.

Ruby Hill mine

During the 1990’s, an ore body was discovered, which became the Archimedes pit. Later discoveries included the Ruby Deeps sulfide deposit with the most recent discovery of the Hilltop zone. The Ruby Hill mine is located within the Battle Mountain-Eureka Trend, and is host to the Archimedes open pit and multiple gold, silver and base metal deposits. The Ruby Hill Mine includes the Archimedes underground, the Mineral Point deposit, an open pit heap leach project, as well as several base metal deposits. Mineral Point is a large oxide gold and silver deposits with the potential to become the Company’s largest gold producing asset. Processing infrastructure at Ruby Hill includes a primary crushing plant, grinding mill, leach pad, and carbon-in-column circuit.

Permitting for Archimedes underground is anticipated by the end of 2024 or early 2025 with construction to commence in the first half of 2025. The Mineral Point deposit drill program is expected to begin in early 2025 to support geotechnical, metallurgical and hydrology studies for baseline data to complete a Preliminary Economic Assessment (“PEA”) during 2025.

		Three months ended September 30,		Nine months ended September 30,
Operational Statistics		2024	2023	2024	2023
Ounces of gold sold	oz	906	1,910	1,861	4,781
Exploration drilling	ft	—	8,345	4,032	74,684

Financial Statistics		2024	2023	2024	2023
Mining cost	$/oz	—	—	—	11
Processing cost (processed oz)	$/oz	984	726	1,142	642
Site G&A (processed oz)	$/oz	432	310	607	263
Royalties	$000s	64	105	126	250
Capital expenditure[1]	$000s	—	11	118	30
Pre-development expenditures	$000s	260	359	555	995
Exploration expenditures	$000s	133	3,125	550	14,028
1Capital expenditure based on accrual basis.

During the quarter and nine months ended September 30, 2024, the Company continued to recover ounces from the heap leach pads at Ruby Hill. While efforts are made to optimize the ounces recovered, the ounces recovered was lower than the comparable periods and the Company anticipates that production will continue to decrease and become uneconomic soon.

There was minimal spending on capital projects for nine months and nil spending for the three months. However, during the third quarter, the Company commissioned a scoping study to provide an initial assessment of the economics of the Mineral Point deposit.

Exploration spending for the three and nine months was related to metallurgical tests and drilling for metallurgical samples, respectively.

Feasibility work on the base metal deposits including Hilltop, Blackjack and FAD have been suspended for the foreseeable future as the Company focuses on ramping up, permitting and developing the three underground and two open pit heap leach gold projects through the balance of the decade. As a result of the adoption of the new gold-focused strategy, the base metal JV, for which the Company has been advancing over the past year, has been terminated.

McCoy-Cove project

Modern exploration for copper and gold in the McCoy Mining District started in the 1960s. The McCoy-Cove project covers 30,923 acres and is located 32 miles south of the town of Battle Mountain, in the Fish Creek Mountains of Lander County, Nevada, and lies within the McCoy Mining District. The McCoy-Cove project is, for the most part, on land controlled by the U.S. Department of Interior, Bureau of Land Management ("BLM") and patented mining claims. The McCoy-Cove project consists of 1,535 100%-owned unpatented claims and twelve leased patented claims.

McCoy-Cove is a high-grade underground development project. Baseline work in advance of a federal permitting action submittal to the Nevada Bureau of Land Management (BLM) is proceeding on plan. Management is targeting the submittal of an Environmental Impact Statement (EIS) in mid-2025. An EIS will be required primarily due to the significant project disturbance acres and impact on water. The permitting process is expected to take three years. In parallel with the permitting process, an infill drill program is under way to expand mineral reserves and resources as well as engineering work to complete a feasibility study in 2025.

Baseline field studies including biological, geochemical and hydrological continue to move forward to support the planned permitting submittal timeline of mid-2025. An air quality impact analysis report and global climate change technical memorandum were submitted and accepted by the BLM. The initial groundwater flow model has been completed and the Company is currently optimizing the design of the de-watering infrastructure and expects to include the model in the updated technical studies to be published in 2025. The permitting process is expected to take approximately three years to complete followed by 18 months of construction, primarily de-watering and underground development as well as some light surface infrastructure work.

		Three months ended September 30,		Nine months ended September 30,
Operational Statistics		2024	2023	2024	2023
Exploration drilling	ft	34,268	16,789	52,244	48,048

Financial Statistics		2024	2023	2024	2023
Capital expenditure[1]	$000s	—	38	—	148
Pre-development expenditures	$000s	580	1,510	2,547	4,025
Exploration expenditures	$000s	3,489	2,105	6,147	11,702
1Capital expenditure based on accrual basis.

Underground delineation drilling continued during the third quarter on Helen and CSD Gap with two core rigs, with approximately 34,000 feet of core drilled bringing total drilling over the course of the infill campaign to approximately 96,000 feet. A further 20,000 feet of drilling is planned into the first quarter of 2025 to complete the program. The 2024/2025 drill program will be included in an updated feasibility study expected in 2025. Pre-development expenditures related to delineation drilling and mine development work in 2023.

Lone Tree mine

The Lone Tree mine is a historic producing mine that completed mining operations in 2006. The Lone Tree mine is a development project located within the Battle Mountain-Eureka Trend, midway between the Company's Granite Creek mine and McCoy-Cove underground project. The property consists of the past-producing Lone Tree mine and processing facility, as well as the nearby Buffalo Mountain deposit and the Brooks open pit mine, which is currently on care and maintenance. Processing infrastructure at Lone Tree includes an autoclave, carbon-in-leach mill, flotation mill, heap leach facility, assay lab and gold refinery, tailings dam, waste dumps and several buildings that the Company anticipates will be useful for developing all mining projects, including a warehouse, maintenance shop and administration building.

During the third quarter ended September 30, 2024, Management continued to review the value engineering studies in preparation for a feasibility study on the refurbishment of the autoclave, scheduled to be completed in 2025. The refurbishment of the autoclave at Lone Tree would process sulfide ore from the three underground mines, Granite Creek, Archimedes at Ruby Hill and McCoy-Cove. The Lone Tree open pit is expected to remain in inventory into the 2030’s as the Company focuses ramp up, permitting and development of its three underground mines and two open pit heap leach mines.

		Three months ended September 30,		Nine months ended September 30,
Operational Statistics		2024	2023	2024	2023
Ounces of gold sold	oz	1,842	1,775	5,010	5,138

Financial Statistics		2024	2023	2024	2023
Processing cost (processed oz)	$/oz	697	801	732	820
Site G&A (processed oz)	$/oz	173	272	230	235
Capital expenditure[1]	$000s	71	3,163	578	12,895
1Capital expenditure based on accrual basis.

The Company continues to recover ounces from the leach pads at Lone Tree. Due to optimization of the leaching process, the ounces produced are in line with the production for the comparative three and nine month periods. The Company will continue to process ounces from the leach pads as long as it is economical to do so.

Capital spending for the three and nine months is related to general infrastructure in sustaining the operations and activities at Lone Tree along with the spending related to the technical work on the refurbishment of the Autoclave processing plant.

DISCUSSION OF FINANCIAL RESULTS

	Three months ended September 30,		Nine months ended September 30,
(in thousands of USD)	2024	2023	2024	2023

Revenue	11,509	13,215	27,107	29,073
Cost of sales	(15,877)	(12,244)	(43,630)	(30,975)
Depletion, depreciation and amortization	(552)	(1,444)	(1,003)	(5,589)
Gross loss	(4,920)	(473)	(17,526)	(7,491)

Expenses
Exploration, evaluation and pre-development	11,314	14,073	29,024	46,772
General and administrative	4,469	4,380	14,427	16,179
Property maintenance	3,466	3,454	10,569	10,066
Share-based payments
Loss from operations	(24,169)	(22,380)	(71,546)	(80,508)

Other (expense) income	(10,330)	23,229	(6,091)	43,831
Finance expense	(8,214)	(6,845)	(25,007)	(19,285)
Loss before income taxes	(42,713)	(5,996)	(102,644)	(55,962)

Deferred tax (expense) recovery	(386)	1,082	(1,159)	2,361
Net loss and comprehensive loss for the period	(43,099)	(4,914)	(103,803)	(53,601)
Financial results for the three months ended September 30, 2024
Revenue

Revenue for the three months ended September 30, 2024 was $11.5 million, a decrease of 13% from $13.2 million in the comparative prior year period. During the three months ended September 30, 2024, mineralized material sale totaled 14,696 tons and gold ounces sold totaled 3,063 ounces at an average realized gold price1 of $2,422 per ounce, compared to mineralized material sale of 16,059 tons and gold ounces sold of 4,585 at an average realized gold price1 of $1,895 per ounce during the same period of 2023, a decrease of 1,522 in gold ounces sold or 33%. The lower revenue was driven by a decrease of $1.3 million in gold sales and a decrease of $0.4 million in mineralized material revenue. Granite Creek experienced lower than planned production due to underground water issues, partially offset by higher average realized gold price1.
1This is a Non-IFRS Measure; please see “Non-IFRS Measures” section.

	Three months ended September 30,
Spot price per ounce of gold	2024	2023	% Change
Average	2,475	1,928	28%
Low	2,329	1,871	24%
High	2,664	1,976	35%
Average realized	2,422	1,895	28%
Cost of sales
Cost of sales for the three months ended September 30, 2024 was $15.9 million, which was an increase of 30% from cost of sales of $12.2 million in the comparative prior year period, largely related to inventory impairment of $3.3 million from higher cost per ounce due to lower production due to underground de-watering efforts at the Granite Creek mine.
Depreciation, depletion and amortization
Depreciation, depletion, and amortization expense for the three months ended September 30, 2024 was $0.6 million, a decrease of 62% compared to $1.4 million from the prior year period. The lower depreciation in 2024 is due to the majority of the processing equipment being fully depreciated at Ruby Hill in 2023.
Exploration and evaluation and pre-development expenses

	Three months ended September 30,
(in thousands of USD)	2024	2023
Granite Creek, Nevada	1,747	1,754
Ruby Hill, Nevada	133	3,125
McCoy-Cove, Nevada	3,489	2,105
Buffalo Mountain, Nevada	—	12
FAD, Nevada	15	1,538
Total exploration and evaluation	5,384	8,553

Granite Creek, Nevada	5,075	3,649
Ruby Hill, Nevada	260	359
McCoy-Cove, Nevada	580	1,510
Buffalo Mountain, Nevada	15	2
Other (i)	—	—
Total pre-development	5,930	5,520
Total exploration and evaluation and pre-development	11,314	14,073
(i)Other includes charges for regional technical services costs not charged to a property.

For the three months ended September 30, 2024, the company incurred $11.3 million of exploration, evaluation and pre-development expenses, 20% lower compared to the three-month period ended September 30, 2023. The lower exploration expense for the three months ended September 30, 2024 was primarily a result of the Company pausing activities at the Ruby Hill mine during the due diligence period for the proposed joint venture, resulting in a reduction in exploration expense of $3.0 million, partially offset by $1.4 million increase at McCoy-Cove.
Other (expense) income, net

	Three months ended September 30,
(in thousands of USD)	2024	2023
(Loss) gain on convertible loan derivatives	(721)	13,574
(Loss) gain on warrants	(3,587)	7,357
(Loss) gain on Gold Prepay derivative	(2,998)	2,190
(Loss) gain on Silver Purchase derivative	(1,276)	822
Loss on deferred consideration	—	(447)
Gain (loss) on foreign exchange	293	(77)
(Loss) gain on sales from Gold Prepayment Agreement	(2,914)	284
Other income (expense)	873	(474)
Total other (expense) income, net	(10,330)	23,229

Gain and loss on revaluation of the fair value for embedded derivatives of the Gold Prepay and Silver Purchase Agreement are driven by changes in the gold and silver forward prices during the period.
Gain and loss on revaluation of the fair value of warrants and convertible loan derivatives were driven by changes in the Company’s share price during the period.

Gain and loss on sale of gold for the Gold Prepayment Agreement is due to changes of the realized gold price compared to the pricing at inception of the agreement.

The loss on Gold Prepay Agreement modification recognized in the three months ended September 30, 2023 was related to the amendment to the Gold Prepay Agreement whereby additional warrants were issued and fees paid.

Interest Expense

	Three months ended September 30,
(in thousands of USD)	2024	2023
Interest accretion on Gold Prepay Agreement	2,815	1,948
Interest accretion on convertible loans	2,880	2,401
Interest accretion on convertible debentures	1,459	1,348
Interest accretion on silver purchase agreement	706	863
Amortization of finance costs	354	269
Interest paid	—	16
Total interest expense	8,214	6,845

Interest expense for the three months ended September 30, 2024 was $8.2 million, an increase of $1.4 million compared to the three months ended September 30, 2023, primarily from higher interest accretion due to higher balances owing on Gold Prepay, convertible loans and convertible debentures.
Financial results for the nine months ended September 30, 2024
Revenue

Revenue for the nine months ended September 30, 2024 was $27.1 million, a decrease of 7% from $29.1 million in the comparative prior year period. During the nine months ended September 30, 2024, mineralized material sold totaled 29,041 tons and gold ounces sold totaled 7,186 ounces at an average realized gold price1 of $2,290 per ounce, compared to mineralized material sales of 22,710 tons and gold ounces sold of 11,262 at an average realized gold price1 of $1,924 per ounce during the same period of 2023, a decrease of 4,076 in gold ounces sold or 36%. The lower revenue was primarily driven by lower ounces sold at the Ruby Hill mine and Granite Creek mine, partially offset by higher average realized gold price1.

	Nine months ended September 30,
Spot price per ounce of gold	2024	2023	% Change
Average	2,295	1,931	19%
Low	1,985	1,811	10%
High	2,664	2,049	30%
Average realized	2,290	1,924	19%
Cost of sales
Cost of sales for the nine months ended September 30, 2024 was $43.6 million, which was an increase of 41% from cost of sales of $31.0 million in the comparative prior year period, largely related to inventory impairment of $12.1 million from an updated assumption used to estimate recoverable ounces mined and stockpiled at the Granite Creek mine, and higher cost per ounce due to lower production due to underground de-watering efforts at the Granite Creek mine.

Depreciation, depletion and amortization

Total depreciation, depletion, and amortization expense for the nine months ended September 30, 2024 was $1.0 million, a decrease of 82% compared to $5.6 million from the prior year period. The lower depreciation in 2024 is due to the majority of the processing equipment being fully depreciated at Ruby Hill in 2023.
1This is a Non-IFRS Measure; please see “Non-IFRS Measures” section.

Exploration and evaluation and pre-development expenses

	Nine months ended September 30,
(in thousands of USD)	2024	2023
Granite Creek, Nevada	4,360	2,161
Ruby Hill, Nevada	550	14,028
McCoy-Cove, Nevada	6,147	11,702
Buffalo Mountain, Nevada	—	100
FAD, Nevada	238	2,282
Other (i)	11	52
Total exploration and evaluation	11,306	30,325

Granite Creek, Nevada	14,576	11,218
Ruby Hill, Nevada	555	995
McCoy-Cove, Nevada	2,547	4,025
Buffalo Mountain, Nevada	40	209
Total pre-development	17,718	16,447
Total exploration and evaluation and pre-development	29,024	46,772

For the nine months ended September 30, 2024, the company incurred $29.0 million of exploration, evaluation and pre-development expenses compared to $46.8 million of expenses for nine months ended September 30, 2023. The lower exploration expense for the nine months ended September 30, 2024 was a result of the Company pausing activities at Ruby Hill during the due diligence exclusivity period for the potential joint-venture partner. The decrease of $19.0 million is primarily due to $13.5 million lower spending at Ruby Hill as described above and $5.6 million lower spending related to McCoy-Cove due to a delay in the commencing of the drilling exploration activities, offset by higher spending at the Granite Creek mine from surface drilling activities.
Other (expense) income

	Nine months ended September 30,
(in thousands of USD)	2024	2023
Gain on convertible loan derivatives	8,424	24,056
Gain on warrants	687	17,532
Loss on Gold Prepay derivative	(7,913)	(63)
(Loss) gain on Silver Purchase derivative	(6,579)	1,274
Gain on investments	—	997
(Loss) gain on sales from Gold Prepayment Agreement	(3,975)	546
Gain (loss) on foreign exchange	673	(32)
Loss on deferred consideration	(102)	(1,403)
Other income	2,694	924
Total other (expense) income	(6,091)	43,831
The gain and loss on the valuation of the derivatives of the Gold Prepay and Silver Purchase Agreements are driven by changes in the gold and silver forward prices during the period.
The gain and loss on the valuation of the fair value of warrants, convertible loan and convertible debenture derivatives were driven by an changes in the Company’s share price during the period.

The gain and loss for the purchase of gold in settlement of the Gold Prepayment Agreement is due to changes of the realized gold price compared to the price at inception of the agreement.

The gain and loss on the Gold Prepay and Silver Purchase Agreement modifications recognized in the nine months ended September 30, 2024 and the prior year comparative period were related to the amendments to the agreements whereby additional consideration was provided to Orion.

The gain on investments recorded in the nine months ended September 30, 2023 were related to the Company’s investment in Paycore.

Interest Expense

	Nine months ended September 30,
(in thousands of USD)	2024	2023
Interest accretion on convertible loans	8,203	6,943
Interest accretion on Gold Prepay Agreement	8,657	5,914
Interest accretion on silver purchase agreement	2,409	2,510
Interest accretion on convertible debentures	4,262	3,182
Amortization of finance costs	1,025	699
Interest paid	451	37
Total interest expense	25,007	19,285

Interest expense for the nine months ended September 30, 2024 was $25.0 million, an increase of $5.7 million compared to the nine months ended September 30, 2023, primarily due to higher interest accretion due to higher balances owing on the convertible loans and the Gold Prepay Agreement and a full period of interest accretion on convertible debentures of $1.1 million as compared to a partial period in 2023.

DISCUSSION OF FINANCIAL POSITION
Balance Sheet Review
Assets
Cash equivalents increased by $5.5 million from $16.3 million at December 31, 2023 to $21.8 million at September 30, 2024. Refer to the Liquidity and Capital Resources section below for further details.

Property, plant and equipment decreased from $569.4 million at December 31, 2023 to $568.9 million at September 30, 2024, the increase was mainly due to capital investment for mining equipment at the Granite Creek mine.

Restricted cash and cash equivalents decreased from $44.5 million at December 31, 2023 to $39.9 million at September 30, 2024, primarily due to $6.0 million release of collateral on the surety bonds related to closure obligations at the Lone Tree property.
Liabilities
Total liabilities decreased from $309.0 million December 31, 2023 to $308.2 million at September 30, 2024, a decrease of $0.8 million. The increase in total liabilities was primarily from increases in other liabilities of $7.7 million due to changes in the fair value of warrants and the embedded derivatives on the Gold Prepay and Silver Purchase Agreement, partially offset by decreases in accounts payable and accrued liabilities due to increased payment to vendors of $5.8 million in the current period and decrease in long term debt of $5.7 million from debt repayment.
LIQUIDITY AND CAPITAL RESOURCES
Liquidity Outlook

	For the period ended
(in thousands of USD)	September 30, 2024	December 31, 2023
Cash and cash equivalents	21,776	16,277
Working capital	(11,548)	(25,352)

As of September 30, 2024, the working capital deficit was comparable to December 31, 2023. Changes in cash and cash equivalents are discussed in the cash flow section.

The Company through its recapitalization plan discussed in the Strategic Overview continues to work toward a deferral of the scheduled deliveries under the Gold Prepay Agreement and Silver Purchase Agreement, which will provide the necessary liquidity to execute on its recapitalization and refinancing plan expected before the end of the first quarter of 2025.

The Company’s ability to continue to operate and execute its new development plan and fulfill its commitments as they come due is dependent upon its success in restructuring its current debt obligations and obtaining additional financing. While Management has been successful in raising additional funds in the past, there can be no assurance that it will be able to do so in the future. Given the Company’s working capital deficit, current operating losses and Management’s expectation of future losses until it has fully executed its new development plan, the inability of the Company to arrange appropriate financing in a timely manner could result in the carrying value of the Company’s assets being subject to material adjustment. These conditions indicate the existence of material uncertainties which cast significant doubt as to the Company’s ability to continue as a going concern.

Equity

Outstanding share data	As of November 12, 2024
Common Shares	404,788,128
Warrants	48,185,249
Stock Options	10,601,184
Restricted Share Units ("RSU")	2,865,555
Deferred Share Units ("DSU")	884,087

Share Capital

For the three months ended September 30, 2024, the only equity activity was the ATM Program.

During the nine months ended September 30, 2024, the Company issued the following shares:

Share issuance	Shares issued	Proceeds
	(000s)	($000s)
Brokered placement	69,698	74,644
Private placement	13,064	17,436
ATM Program	11,498	13,073
Granite Creek contingent payments	2,727	3,564
Exercise of stock options	944	2,010
	97,931	110,727
•Contingent Payment - On February 9, 2024, the Company issued 1.6 million common shares to Waterton at a price of C$1.80 for total gross proceeds of $2.1 million (C$2.9 million) as partial consideration of the contingent value rights payment related to Granite Creek due upon production of the first ounce of gold (excluding ordinary testing and bulk sampling programs) following a 60 consecutive day period where gold prices have exceeded $2,000 per ounce, as further described in Note 8 (a) of the Financial Statements
•Contingent Payment - On March 20, 2024, the Company issued 1.1 million common shares to Waterton at a price of C$1.73 for total gross proceeds of $1.4 million (C$2.0 million) as partial consideration of the contingent value rights payment related to Granite Creek, as further described in Note 7 (a) of the Financial Statements.
•Private Placement of Common Shares - On February 20, 2024, the Company completed a non-brokered private placement of common shares. An aggregate of 13.1 million shares were issued by the Company at a price of C$1.80 per common share for aggregate gross proceeds of $17.4 million (C$23.5 million).
•Brokered Placement - On May 1, 2024, the Company completed a bought deal public offering of an aggregate of 69.7 million Units at a price of C$1.65 per Unit for aggregate gross proceeds to the Company of approximately $83.5 million (C$115.0 million). Each Unit consists of one common share in the capital of the Company and one-half of one common share purchase warrant of the Company. The Company incurred $4.5 million in transaction costs in connection with the Offering, of which $4.1 million was allocated to shares issued and presented as a reduction to share capital within the statement of changes in equity.
•ATM Program - For the period from August 12, 2024 to September 30, 2024, the Company issued 11.5 million common shares under the ATM Program at a weighted average share price of $1.14 per common share for total gross proceeds of $13.1 million. Transaction costs incurred of $0.4 million are presented as a reduction to share capital.

ATM Program and Filing of Prospectus Supplement

The Company obtained a receipt for a final short form base shelf prospectus on June 24, 2024 (the "Canadian Shelf Prospectus"). The Canadian Shelf Prospectus was filed with the securities regulators in each province and territory of Canada, and a corresponding U.S. base prospectus contained in its registration statement on Form F-10 (the "U.S. Base Prospectus") was filed with the SEC.

These filings allow the Company to make offerings of common shares, warrants, debt securities, subscription receipts and units (collectively, the “Securities”), or any combination thereof, from time to time over a 25-month period in both Canada and the United States. Upon filing its annual 10-K the Company's current U.S. Base Prospectus will no longer be available for future securities offerings. The Securities may be offered in amounts, at prices and on terms to be determined at the time of sale and, subject to applicable regulations, may include “at-the-market” offerings, public offerings or strategic investments. The specific terms of future offerings of Securities, if any such offerings occur, will be set forth in one or more prospectus supplement(s) to be filed with applicable securities regulators.

The ATM Program has been implemented pursuant to the terms of an equity distribution agreement dated August 12, 2024 (the "Equity Distribution Agreement"), among the Company, National Bank Financial Inc., and a syndicate of underwriters (collectively, the "Agents"). The ATM Program allows i-80, through the Agents, to, from time to time, offer and sell in Canada and the United States through the facilities of the TSX and the NYSE American stock exchange (the “NYSE American”) such number of common shares in the capital of the Company (the “Shares”) as would have an aggregate offering price of up to $50 million.

The offering of Shares under the ATM Program are made through and qualified in Canada by, a prospectus supplement dated August 12, 2024 (the “Canadian Prospectus Supplement”) to the Canadian Shelf Prospectus, each filed with the securities commissions in each of the provinces and territories of Canada, and in the United States pursuant to a prospectus supplement dated August 12, 2024 (the “U.S.

Prospectus Supplement”) to the Company's U.S. Base Prospectus filed with the SEC.

The ATM Program will be effective until the filing of the Company's annual 10-K (on or prior to March 31, 2025), unless terminated before such date by i-80 or otherwise in accordance with the Equity Distribution Agreement. Once the 10-K is filed, the Company will be required to file a new registration statement for purposes of qualifying any future prospectus issuance of securities in the United States. The timing and extent of the use of the ATM Program will be at the discretion of the Company. Accordingly, total gross proceeds from equity offerings under the ATM Program, if any, could be significantly less than $50 million. As of November 12, 2024, $29.9 million is still available to be issued under the ATM Program.

Share Purchase Warrants

Share purchase warrants outstanding as at September 30, 2024:

•In connection with the Orion financing package the Company completed during the fourth quarter of 2021, the Company issued 5.5 million common share warrants exercisable at C$3.28 per share with an exercise period of 36 months or until December 13, 2024. On September 20, 2023, in connection with the Gold Prepay Agreement the Company extended the expiry date by an additional twelve months to December 13, 2025. The initial fair value of the warrants recognized on inception was $3.5 million and at September 30, 2024 $0.5 million.
•In connection with the Paycore acquisition from 2023 the Company issued a total of 3.8 million common share warrants for Paycore warrants outstanding on the date of acquisition. The replacement warrants are comprised of 0.3 million common share warrants at an exercise price of C$2.40 per common share until February 9, 2025, and 3.3 million common share warrants at an exercise price of C$4.02 per common share until May 2, 2025. The initial fair value of the warrants recognized on inception was $2.7 million and at September 30, 2024 $0.1 million.
•In connection with the Gold Prepay Agreement entered into during the third quarter of 2023, the Company issued 3.8 million common share warrants exercisable at C$3.17 per share with an exercise period of 36 months or until September 20, 2026. The warrants include a four month hold period. The initial fair value of the warrants recognized on inception was $1.9 million and at September 30, 2024 $0.6 million.
•In connection with the Silver Purchase Extension Agreement entered into during the first quarter of 2024, the Company issued 0.5 million common share warrants exercisable at C$2.72 per share with an exercise period of 48 months or until January 24, 2028. The warrants include a four month hold period. The initial fair value of the warrants recognized on inception was $0.3 million and at September 30, 2024 was $0.2 million.
•As part of the Brokered Placement, 34.8 million warrants were issued, exercisable to acquire one common share of the Company for a period of 48 months from closing of the Offering at an exercise price of C$2.15 per share. On May 1, 2024, share purchase warrants issued in connection with the Offering commenced trading on the TSX under the symbol "IAU.WT".The 34.8 million common share warrants issued in connection with the offering were valued at $8.9 million at inception using the closing price of the warrants of C$0.35 on May 1, 2024.

Cash Flows

	Three months ended September 30,		Nine months ended September 30,
(in thousands of U.S. dollars, unless otherwise noted)	2024	2023	2024	2023
OPERATING ACTIVITIES
Net loss	$(43,099)	$(4,914)	$(103,803)	$(53,601)

Adjustments	21,057	(15,090)	39,153	(15,343)
Net change in operating assets and liabilities	(1,453)	29	(8,627)	(3,601)
Cash used in operating activities	$(23,495)	$(19,975)	$(73,277)	$(72,545)

INVESTING ACTIVITIES
Capital expenditures on property, plant and equipment	(290)	(6,035)	(1,513)	(15,635)
Disposal proceeds	—	—	425	—
Net cash acquired in acquisition of Paycore Minerals Inc.	—	—	—	10,027
Purchase of investments	—	—	—	(894)
Cash used in investing activities	$(290)	$(6,035)	$(1,088)	$(6,502)

FINANCING ACTIVITIES
Proceeds from shares issued in brokered placement	—	—	83,500	—
Proceeds from shares issued in equity financing	—	27,693	17,436	27,693
Proceeds from shares issued in ATM Program	12,965	—	12,965	—
Net proceeds from Gold Prepay Agreement	—	18,932	—	18,932
Net proceeds on Convertible Debentures	—	—	—	61,906
Contingent payments	—	—	(1,436)	(11,000)
Principal repayment on Gold Prepay Agreement	(14,101)	(3,989)	(23,818)	(12,192)
Principal repayment on Silver Purchase Agreement	—	(28)	(8,387)	(5,690)
Share issue costs	(397)	(1,632)	(4,878)	(1,632)
Stock option and warrant exercises	38	44	933	1,947
Finance fees paid	(564)	—	(1,514)	—
Other	(35)	(149)	(199)	(340)
Cash (used in) provided by financing activities	$(2,094)	$40,871	$74,602	$79,624

Change in cash, cash equivalents and restricted cash during the period	(25,879)	14,861	237	577
Cash, cash equivalents, and restricted cash, beginning of period	87,263	66,927	60,765	81,178
Effect of exchange rate changes on cash held	291	(78)	673	(45)
Cash, cash equivalents and restricted cash end of period	$61,675	$81,710	$61,675	$81,710

Cash flows for the three months ended September 30, 2024

Cash used in operating activities for the three months ended September 30, 2024, was $23.5 million compared to $20.0 million cash used in operating activities in the comparative periods of 2023. The $3.5 million increase in cash used in operating activities was primarily due to lower mine operating income partially offset by lower exploration, evaluation and pre-development expenses.

Cash used in investing activities for the three months ended September 30, 2024 was $0.3 million compared to $6.0 million in the comparative periods of 2023. Cash used in investing activities for the three months ended September 30, 2024 primarily relates to capital expenditures of $0.3 million at the Granite Creek mine. Cash used in investing activities for the three months ended September 30, 2023 was primarily related to capital investment of $6.0 million for the engineering and design work on the autoclave at Lone Tree.

Cash used in financing activities for the three months ended September 30, 2024 was $2.1 million compared to cash provided by financing activities of $40.9 million in the comparative period of 2023. Cash used in financing activities for the three months ended September 30, 2024, was primarily due to $14.1 million repayment on the Gold Prepay Agreement, partially offset by $13.0 million cash provided by proceeds from the ATM Program. Cash provided by financing activities for the three months ended September 30, 2023 was primarily driven by proceeds received of $27.7 million from the equity financing and net proceeds received of $18.9 million from the 2023 gold prepay accordion, offset by repayment on the Gold Prepay Agreement of $4.0 million.

Cash flows for the nine months ended September 30, 2024

Cash used in operating activities for the nine months ended September 30, 2024, was $73.3 million compared to $72.5 million cash used in operating activities in the comparable period of 2023. The increase of $0.7 million in cash used in operating activities for the nine months ended September 30, 2024 was primarily related to the $5.0 million change in working capital related to operations. The $4.3 million increase in cash outflows from operating activities before working capital was primarily due to lower exploration, evaluation and pre-development expenses of $16.2 million partially offset by higher mine operating loss.

Cash used in investing activities for the nine months ended September 30, 2024 was $1.1 million compared to $6.5 million for the nine months ended September 30, 2023. Cash used in investing activities for the nine months ended September 30, 2024 was primarily driven by capital expenditures of $1.5 million. Cash used in investing activities for the nine months ended September 30, 2023 was primarily driven by engineering and design work on the autoclave at Lone Tree of $12.5 million, and additional funds spent on purchasing of investments of $0.9 million, partially offset by funds received of $10.0 million from the Paycore acquisition.

Cash provided by financing activities for the nine months ended September 30, 2024 was $74.6 million compared to $79.6 million for the nine months ended September 30, 2023. Cash provided by financing activities for the nine months ended September 30, 2024 was primarily from proceeds from bought deal public offering of $83.5 million, net proceeds of $17.4 million from the equity financing, $13.0 million from proceeds from the ATM equity program, partially offset by payments on the Gold Prepay and Silver Purchase Agreement of $23.8 million and $8.4 million, respectively and share issuance costs of $4.9 million. Cash used in investing activities for the nine months ended September 30, 2023 was primarily driven by net proceeds from the convertible debenture of $61.9 million, proceeds received of $27.7 million from the equity financing and net proceeds received of $18.9 million from the 2023 gold prepay accordion, partially offset by payments on the Gold Prepay and Silver Purchase Agreement of $12.2 million and $5.7 million, respectively, and a contingent payment of $11.0 million in satisfaction of the First and Second Milestone Payments for the deferred consideration of the acquisition of Ruby Hill.

COMMITMENTS AND CONTINGENCIES

The Company has described its commitments and contingencies in to Note 20 of the Financial Statements for the three and nine months ended September 30, 2024.

Off Balance Sheet Arrangements

The Company has no off-balance sheet other than the commitments disclosed in the Financial Statements for the three and nine months ended September 30, 2024.

CRITICAL ACCOUNTING JUDGEMENTS AND ESTIMATES, POLICIES AND CHANGES

Critical accounting policies and estimates used to prepare our financial statements are discussed with our audit committee as they are implemented on an annual basis. For further details on the Company’s accounting policies and estimates, refer to the Company’s 10k Note 2 for the year ended December 31, 2024.
Financial Instruments and Related Risks
The Company examines the various financial risks to which it is exposed and assesses the impact and likelihood of occurrence. These risks may include credit risk, liquidity risk, currency risk, interest rate risk and other risks. Where material, these risks are reviewed and monitored by the Board of Directors.
The Company's earnings and cash flows are subject to movements in foreign exchange rates, interest rates, commodity prices and our share price. The Company does not enter into derivative instruments to mange its risks.The following summarizes the types of market risks to which we are exposed and the risk management instruments used to mitigate them.
Commodity price risk
Historically, gold prices have fluctuated widely and are affected by numerous external factors beyond the Company's control, including industrial and retail demand, central bank lending, sales and purchases of gold, forward sales of gold by producers and speculators, production and cost levels in major producing regions, short-term changes in supply and demand because of speculative hedging activities, confidence in the global monetary system, expectations of the future rate of inflation, the strength of the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates, terrorism and war, the spread of communicable diseases and other global or regional political or economic events. Resource prices have fluctuated widely and are sometimes subject to rapid short-term changes because of speculative activities. The exact effect of these factors cannot be accurately predicted, but any one of, or any combination of, these factors may result in the Company not receiving an adequate return on invested capital and a loss of all or part of an investment in securities of the Company may result.
The Company is exposed to gold and silver metal price risk. Changes in gold price have a significant impact on earnings and cash flow. Gold and silver prices can change due to market factors such as U.S. dollar. .Decreases in market price can affect the Company's assessment of Net realizable value for inventory valuation which could lead to potential write-downs.
Credit risk
Counterparty credit risk is the risk that the financial benefits of contracts with a specific counterparty will be lost if a counterparty defaults on its obligations under the contract. This includes any cash amounts owed to the Company by those counterparties, less any amounts owed to the counterparty by the Company where a legal right of offset exists and also includes the fair values of contracts with individual counterparties which are recorded in the Financial Statements.
Trade credit risk
The Company closely monitors its financial assets and does not have any significant concentration of trade credit risk. The Company sells its products exclusively to large international financial institutions and other organizations with strong credit ratings. The historical level of customer defaults is negligible and, as a result, the credit risk associated with trade receivables is considered to be negligible. The trade receivable balance outstanding was $3.4 million at June 30, 2024 ($4.2 million at December 31, 2023)
Cash
In order to manage credit and liquidity risk the Company invests only in highly rated investment grade instruments that have maturities of 90 days or less and which are liquid after 30 days or less into a known amount of cash. Limits are also established based on the type of investment, the counterparty and the credit rating. The credit risk on cash and cash equivalents is therefore negligible.
Liquidity risk
Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk through the management of its capital structure. Reference discussions on liquidity and capital resources.

Foreign exchange risk
Foreign risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. Currency risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the Company’s functional currency. The Company's foreign exchange risk is limited as it's operations are all in the US. The Company's main currency risk is related to equity issuances that can occur in Canadian dollars. The Company monitors the exchange rate fluctuations on a continuous basis and acts accordingly.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company holds primarily fixed rate debt which reduces exposure to interest rate risk.

NON-GAAP FINANCIAL PERFORMANCE MEASURES

The Company has included certain terms or performance measures commonly used in the mining industry that are not defined under US GAAP in this document. These include: adjusted loss, adjusted loss per share, and average realized price per ounce. Non-GAAP financial performance measures do not have any standardized meaning prescribed under US GAAP, and therefore, they may not be comparable to similar measures employed by other companies. The data presented is intended to provide additional information and should not be considered in isolation or as a substitute for measures prepared in accordance with US GAAP and should be read in conjunction with the Company's Financial Statements.

Definitions

“Average realized gold price” per ounce of gold sold is a non-US GAAP measure and does not constitute a measure recognized by US GAAP and does not have a standardized meaning defined by US GAAP. It may not be comparable to information in other gold producers’ reports and filings.

“Adjusted loss” and “adjusted loss per share” are non-US GAAP measures that the Company considers to better reflect normalized earnings because it eliminates temporary or non-recurring items such as: gain (loss) on warrants, gain (loss) on convertible debentures and loans, gain (loss) on fair value measurement of gold and silver prepayment agreement, loss on Gold Prepay Agreement modification, loss on Silver Purchase Agreement modification, and inventory impairments. Adjusted loss per share is calculated using the weighted average number of shares outstanding under the basic calculation of earnings per share as determined under US GAAP.

Average realized gold price per ounce of gold sold

	Three months ended September 30,		Nine months ended September 30,
(in thousands of U.S. dollars, unless otherwise noted)	2024	2023	2024	2023
Nevada production
Revenue per financial statements	11,509	13,215	27,107	29,073
Mineralized material sales revenue	(4,090)	(4,456)	(10,577)	(7,277)
Revenue without mineralized material sales	7,419	8,758	16,530	21,796
Silver revenue from mining operations	(1)	(70)	(72)	(131)
Gold revenue from mining operations	7,418	8,688	16,458	21,665
Ounces of gold sold	3,063	4,585	7,186	11,262
Average realized gold price ($/oz)	2,422	1,895	2,290	1,924

Lone Tree
Revenue	4,522	3,417	11,507	10,092
Silver revenue from mining operations	(1)	—	(29)	(19)
Gold revenue from mining operations	4,521	3,417	11,478	10,073
Ounces of gold sold	1,842	1,775	5,010	5,138
Average realized gold price ($/oz)	2,454	1,925	2,291	1,960

Ruby Hill
Revenue	2,105	3,623	4,232	9,125
Silver revenue from mining operations	—	(70)	(43)	(112)
Gold revenue from mining operations	2,105	3,553	4,189	9,013
Ounces of gold sold	906	1,910	1,861	4,781
Average realized gold price ($/oz)	2,323	1,860	2,251	1,885

Granite Creek
Revenue	4,882	6,175	11,368	9,856
Mineralized material sales revenue	(4,090)	(4,456)	(10,577)	(7,277)
Gold revenue from mining operations	792	1,719	791	2,579
Ounces of gold sold	315	900	315	1,344
Average realized gold price ($/oz)	2,514	1,910	2,511	1,919

Adjusted loss

Adjusted loss and adjusted loss per share exclude a number of temporary or one-time items detailed in the following table:

	Three months ended September 30,		Nine months ended September 30,
(in thousands of U.S. dollars, unless otherwise noted)(i)	2024	2023	2024	2023

Net loss for the period	$(43,099)	$(4,914)	$(103,803)	$(53,601)
Adjust for:
(Loss) gain on convertible loans	(721)	13,574	8,424	24,056
(Loss) gain on warrants	(3,587)	7,357	687	17,532
(Loss) gain on Gold Prepay derivative	(2,998)	2,190	(7,913)	(63)
(Loss) gain on Silver Purchase derivative	(1,276)	822	(6,579)	1,274
Inventory impairments	(3,331)	—	(12,095)	(8,531)
Loss on deferred consideration	—	(447)	(102)	(1,403)
Total adjustments	(11,913)	23,496	(17,578)	32,865
Adjusted loss for the period	$(31,186)	$(28,410)	$(86,225)	$(86,466)
Weighted average shares for the period	386,474,070	287,128,970	350,581,065	266,207,340
Adjusted loss per share for the period	$(0.08)	$(0.10)	$(0.25)	$(0.32)

RISKS AND RISK MANAGEMENT

Readers of this MD&A are encouraged to read the “Risk Factors” as more fully described in the Company’s filings with the Canadian Securities Administrators, including its Annual Information Form for the year ended December 31, 2023, available under the Company’s issuer profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov/edgar.. The following, while not exhaustive, are important Risk Factors to consider: Inability to Obtain Additional Financing and Reduction in Scope of Planned Business Objectives, The Company's mining operations are inherently dangerous various factors could result in an interruption of the Company's operations and impact its business and financial condition; The estimation of mineral reserves and mineral resources may be imprecise and depends upon subjective factors; Estimated mineral reserves and mineral resources may not be realized in actual production; Company's results of operations and financial position may be adversely affected by inaccurate estimates; Company's mineral resources do not have demonstrated economic viability and may never be classified as proven or probable mineral reserves; Fluctuating commodity prices may result in the Company not receiving an adequate return on invested capital and a loss of all or part of an investment in securities of the Company may result; Failure to further develop the Ruby Hill Project, the Granite Creek Project, McCoy-Cove project or the Lone Tree Project may result in a material adverse effect on the Company's business, financial condition, results of operations, cash flows and prospects; Company is not able to obtain any additional financing required to advance exploration and development; Company may not be able to generate sufficient cash to service all of its indebtedness and may be forced to take other actions to satisfy its obligations under such indebtedness, which may not be successful; Failure to achieve capital and operational cost estimates could have an adverse impact on the Company's future cash flows and financial condition; Forecasts of future production are estimates and actual production may be less than estimated, which could have a material adverse effect on the Company's results of operations and financial condition; Inability to renegotiate the toll milling agreement; Company may continue to have negative cash flow from operating activities in future periods; Company is dependent on a small number of key employees; Failure to retain directors and senior management; reliance on third parties for important relationships and services; the Company's financial statements may not reflect what the Company's financial position, results of operations or cash flows will be in the future; A failure or breach of the Company's network systems could corrupt the Company's financial or operational data; no assurance that the Company's title to mineral projects will be secured; The Company's activities are subject to extensive governmental regulation; Public Health Risks; Interference in the maintenance or provision of the Company's infrastructure; Information technology failures or cyber security incidents; Labor difficulties; Failure to maintain or obtain permits and licenses; Company's operations are subject to extensive environmental regulation; land reclamation requirements; surety bonds risk, hazards associated with mining activities; Existing or future competition in the mining industry; fail to select appropriate acquisition targets and may not be able to integrate any acquired businesses; acquisition risks; Company's directors and officers may be subject to conflicts of interest; non compliance from ESTMA; developing and maintaining relationships with local communities; disputes with third parties and an inability to resolve these disputes favorably; Damage to the Company's image and reputation; Climate change; access to the resources and materials it needs; mineral properties or mineral projects may be subject to various land payments; The Company has significant shareholders that may be able to significantly affect the outcome of important matters; Geological, hydrological, and climatic events; Rising inflation could lead to increased costs; Securities analysts or other third parties may publish inaccurate or unfavorable research reports; Internal control over financial reporting and disclosure controls and procedures cannot provide complete assurance of error-free reporting; International conflict and other geopolitical tensions or events, such as the current Russia-Ukraine conflict, may have an adverse effect on the Company's business, financial condition and results of operations; No guarantee of positive return on investment; There is no certainty that an active trading market for the Common Shares will develop or be sustained; Common Shares may be subject to significant price and volume fluctuations; The Company may need to sell additional Common Shares to finance its operations and such future sales may dilute shareholders' equity position in the Company; Sales by existing shareholders in the public market could reduce the price of the Common Shares and impair the Company's ability to raise additional capital; The Company's dual listing may increase the volatility of the Common Shares; A decline in the price of Common Shares could impede the Company's ability to raise additional capital to finance its operations and may materially adversely affect its business plan and ability to meet obligations as they become due; The Company may become involved in, named as a party to or the subject of, various legal proceedings and third party disputes, including regulatory proceedings, tax proceedings and other legal actions or disputes relating to, among other things, personal injuries, property damage, contract disputes and their business activities; The Company has no history of earnings and has no current plans to pay dividends in the foreseeable future; Forward-looking statements are based on assumptions and the actual results of the Company may differ materially from those suggested by the forward-looking statements; As a foreign private issuer, the Company is subject to different United States securities laws and rules than a United States domestic issuer, which may limit the information publicly available to United States investors; The Company relies upon certain accommodations available to it as an "emerging growth company"; Enforcement of Civil Liabilities in the United States.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Company's management, with the participation of the Chief Executive Officer and Chief Financial Officer, are responsible for establishing and maintaining adequate internal control over financial reporting and disclosure controls and procedures. The Company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP. Any system of internal control over financial reporting, no matter how well designed, has inherent limitations.Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Following an evaluation by management, during the nine months ended September 30, 2024, there were no changes in internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company's internal controls over financial reporting.

TECHNICAL INFORMATION

Scientific and technical information contained in this MD&A has been reviewed and approved by Tim George, PE, and Tyler Hill, CPG-12146, who are the Qualified Persons, as the term is defined in NI 43-101. For more detailed information regarding the Company’s material mineral properties and technical information related thereto, including a complete list of current technical reports applicable to such properties, please refer to the Company’s Annual Information Form and other continuous disclosure documents filed by the Company on SEDAR+ at www.sedarplus.ca, on EDGAR at www.sec.gov/edgar., and on the Company’s website at www.i80gold.com.

Mineral Resources referenced herein are not Mineral Reserves and do not have demonstrated economic viability. Mineral Resource estimates do not account for mineability, selectivity, mining loss, and dilution. The Mineral Resource estimates include Inferred Mineral Resources that are normally considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as Mineral Reserves. There is also no certainty that these Inferred Mineral Resources will be converted to Measured and Indicated categories through further drilling, or into Mineral Reserves, once economic considerations are applied.

CAUTIONARY STATEMENT ON FORWARD LOOKING STATEMENTS

Certain information set forth in this MD&A, including but not limited to management's assessment of the Company's future plans and operations, the perceived merit of projects or deposits, and the anticipated timing of permitting, the impact and anticipated timing of the Company’s development plan and recapitalization plan, the anticipated timing of permitting, production, project development or technical studies contains forward looking statements. All statements other than statements of historical fact are forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "continues", "forecasts", "projects", "predicts", "intends", "anticipates" or "believes", or variations of, or the negatives of, such words and phrases, or state that certain actions, events or results "may", "could", "would", "should", "might" or "will" be taken, occur or be achieved. Readers are cautioned that the assumptions used in the preparation of information, although considered reasonable at the time of preparation, may prove to be inaccurate and, as such, reliance should not be placed on forward looking statements. The Company's actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what benefits, if any, that the Company will derive there from. By their nature, forward looking statements are subject to numerous risks and uncertainties, some of which are beyond the Company’s control, including general economic and industry conditions, volatility of commodity prices, title risks and uncertainties, ability to access sufficient capital from internal and external sources, currency fluctuations, construction and operational risks, licensing and permit requirements, environmental risks, competition from other industry participants, the lack of availability of qualified personnel or management, imprecision of resource, reserve or production estimates and stock market volatility. Please see “Risks and Risk Management” in this MD&A for more information regarding risks regarding the Company. All forward-looking statements contained in this MD&A speak only as of the date of this MD&A or as of the dates specified in such statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

Additional information relating to i-80 Gold can be found on i-80 Gold’s website at www.i80gold.com, SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov/edgar.